EXHIBIT 10.50

                        FIRST AMENDMENT TO THE
                    AMGEN INC. AMENDED AND RESTATED
                EMPLOYEE STOCK PURCHASE PLAN AS AMENDED
                AND RESTATED EFFECTIVE JANUARY 1, 1998


       The Amgen Inc. Amended and Restated Employee Stock Purchase Plan (effective October 22, 1996) (the "Plan") is hereby amended, effective as of January 1, 1998, in the following respects:

  1. Section 7(a) of the Plan is amended and restated to read in its entirety as follows:

            7.   PARTICIPATION; WITHDRAWAL; TERMINATION.
            (a) An eligible employee may become a participant in an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee's Earnings during the Purchase Period. "Earnings" is defined as the total compensation paid to an employee, including all salary, wages (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company), overtime pay, commissions, bonuses, and other remuneration paid directly to the employee, but excluding profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, certain cost of living allowances and tax equalization payments made to employees whose payroll originates in the United States and who are working outside the United States, and similar items of compensation or such other inclusions or exclusions as the Board or Committee may determine for one or more specified Offerings. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero), increase or begin such payroll deductions after the beginning of any Purchase Period only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Purchase Period.

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  To record this First Amendment to the Plan as set forth herein,
  Amgen Inc. has caused its authorized officer to execute this document this 17th of June, 1997.




                                     AMGEN INC.



                              By:    /s/ George A. Vandeman
                                     George A. Vandeman

                              Title: Senior Vice President,
                                     General Counsel and
                                     Secretary
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